Exhibit 10.21

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (together with the attached Business Terms Exhibit, the “Agreement”), is made as of January 26, 2014 (the “Effective Date”) by and between Civitas Therapeutics, Inc., a Delaware corporation with a principal business address at 190 Everett Avenue Chelsea, MA 02150 (“Civitas”), and Glenn Batchelder with an address at [—] (“Consultant”). Civitas desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide services to Civitas, all as provided in this Agreement.

1.	Services. Civitas retains Consultant, and Consultant agrees to provide, consulting and advisory services to Civitas as Civitas may from time to time reasonably request and as specified in the attached Business Terms Exhibit (the “Consulting Services”). Any changes to the Consulting Services (and any related compensation adjustments) must be agreed to in writing between Consultant and Civitas prior to implementation of the changes.

2.	Compensation. As full consideration for Consulting Services provided under this Agreement, Civitas agrees to pay Consultant and reimburse expenses as described in the Business Terms Exhibit.

3.	Performance. Consultant agrees to provide the Consulting Services to Civitas, or to its designee, in accordance with all applicable laws and regulations and the highest professional standards. Consultant represents and warrants that Consultant has not been, and is not under consideration to be (a) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. §1320a-7b(f)); (c) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (d) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.

4.	Compliance with Obligations to Third Parties. Consultant represents and warrants to Civitas that the terms of this Agreement and Consultant’s performance of Consulting Services do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other third party in connection with any of the Consulting Services. If Consultant is an employee of another company or institution, Consultant represents and warrants that Consultant is permitted to enter into this Agreement pursuant to such company’s or institution’s policies concerning professional consulting and additional workload. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Consulting Services, nor take any other action that would result in a third party asserting ownership of, or other rights in, any Work Product (defined in Section 5), unless agreed upon in writing in advance by Civitas.

5.

Work Product. Consultant will promptly and fully disclose in confidence to Civitas all inventions, discoveries, improvements, ideas, concepts, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data,

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documentation, reports, research, creations and other products arising from or made in the performance of (solely or jointly with others) the Consulting Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, the “Work Product”). Consultant assigns and agrees to assign to Civitas all rights in the United States and throughout the world to Work Product. Consultant will keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of Civitas at all times. For purposes of the copyright laws of the United States, Work Product will constitute “works made for hire,” except to the extent such Work Product cannot by law be “works made for hire”. Consultant represents and warrants that Consultant has and will have the right to transfer and assign to Civitas ownership of all Work Product. Consultant will execute all documents, and take any and all actions needed, all without further consideration, in order to confirm Civitas’ rights as outlined above. In the event that Consultant should fail or refuse to execute such documents within a reasonable time, Consultant appoints Civitas as attorney to execute and deliver any such documents on Consultant’s behalf.

6.	Confidentiality. “Confidential Information” means (a) any scientific, technical, business or financial information or trade secrets in whatever form (written, oral or visual) that is furnished or made available to Consultant by or on behalf of Civitas, (b) all information contained in or comprised of Civitas Materials (defined in Section 8); and (c) all Work Product. Confidential Information is, and will remain, the sole property of Civitas. During the Term (as defined in Section 9) and for a period of five (5) years thereafter, Consultant agrees to (i) hold in confidence all Confidential Information, and not disclose Confidential Information without the prior written consent of Civitas; (ii) use Confidential Information solely in connection with the Consulting Services; (iii) treat Confidential Information with no less than a reasonable degree of care; and (iv) reproduce Confidential Information solely to the extent necessary to provide the Consulting Services, with all such reproductions being considered Confidential Information. Notwithstanding the foregoing, the non-disclosure and non-use obligations imposed by this Agreement with respect to trade secrets included in the Confidential Information will continue for as long as Civitas continues to treat such Confidential Information as a trade secret. Consultant’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Confidential Information that Consultant can demonstrate, by competent proof:

(a)	is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Consultant;

(b)	is in Consultant’s possession at the time of disclosure other than as a result of Consultant’s breach of any legal obligation;

(c)	becomes known to Consultant on a non-confidential basis through disclosure by sources other than Civitas having the legal right to disclose such Confidential Information; or

(d)	is independently developed by Consultant without reference to or reliance upon Confidential Information.

If Consultant is required by a governmental authority or by order of a court of competent jurisdiction to disclose any Confidential Information, Consultant will give Civitas prompt written notice thereof and Consultant will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Consultant will cooperate reasonably with Civitas in any efforts to seek a protective order.

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7.	Civitas Materials. All documents, data, records, materials, compounds, apparatus, equipment and other physical property furnished or made available by or on behalf of Civitas to Consultant in connection with this Agreement (“Civitas Materials”) are and will remain the sole property of Civitas. Consultant will use Civitas Materials only as necessary to perform the Consulting Services and will not transfer or make available to any third party the Civitas Materials without the express prior written consent of Civitas. Consultant will return to Civitas any and all Civitas Materials upon request.

8.	Publication; Publicity. Consultant may not publish or refer to Work Product, in whole or in part, without the prior express written consent of Civitas. Consultant will not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of Civitas or any of its affiliates for publicity, promotion, or other uses without Civitas’ prior written consent. Notwithstanding the foregoing, Consultant may, without obtaining Civitas’ prior consent, generally disclose a description of the services he provided to Civitas on his resume or in other instances where he is generally describing his professional accomplishments.

9.

Expiration/Termination. The term of this Agreement will commence on the Effective Date and expire at the end of the period specified in the “Term” Section of the Business Terms Exhibit, unless sooner terminated pursuant to the provisions of this Section 9 or extended by mutual written agreement of the parties (the “Term”). Civitas may terminate this Agreement upon written notice to Consultant (a) at any time for Cause (as defined below) or (b) at any time after Consultant’s commencement of employment with a 3rd party for greater than twenty (20) hours per week. Consultant may terminate this Agreement at any time without cause upon not less than thirty (30) days’ prior written notice to Civitas. Any expiration or termination of this Agreement shall be without prejudice to any obligation of either party that has accrued prior to the effective date of expiration or termination, provided that, if Civitas terminates this Agreement without Cause, then all consulting fees that would have been paid during the Term had Civitas not terminated the Agreement without Cause, shall be paid to Consultant in one lump sum upon the effective date of the termination of this Agreement. Upon expiration or termination of this Agreement, neither Consultant nor Civitas will have any further obligations under this Agreement, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by Civitas, unless Civitas specifies in the notice of termination that Consulting Services in progress should be completed; (b) Consultant will deliver to Civitas all Work Product made through expiration or termination; (c) Civitas will pay Consultant any monies due and owing Consultant under this Agreement and all authorized expenses actually incurred; (d) Consultant will immediately return to Civitas all Civitas Materials and other Confidential Information and copies thereof provided to Consultant under this Agreement; and (e) the terms, conditions and obligations under Sections 3, 5, 6, 7, 8, 9 and 10 will survive expiration or termination of this Agreement. For purposes of this Agreement, “Cause” shall mean Consultant’s conviction of, or guilty plea to, a felony, (ii) Consultant’s commission of a fraudulent, illegal or materially dishonest act in connection with Consultant’s engagement by Civitas, as reasonably determined by Civitas’ Board of Directors acting in good faith, or (iii) Consultant’s willful and repeated failure or refusal to attempt to perform Consultant’s duties to Civitas or material breach of this Agreement or any other agreement between Civitas and Consultant.

10.	Miscellaneous.

(a)

Independent Contractor. The parties understand and agree that Consultant is an independent contractor and not an agent or employee of Civitas. Consultant has no authority to obligate Civitas by contract or otherwise. Consultant will not be eligible for any employee

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benefits of Civitas pursuant to this Agreement and expressly waives any rights to any employee benefits pursuant to this Agreement. Consultant will bear sole responsibility for paying and reporting Consultant’s own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and indemnifies and holds Civitas harmless from and against any liability with respect to such taxes, benefits and other matters.

(b)	Use of Name. Consultant consents to the use by Civitas of Consultant’s name on its website, in press releases, company brochures, offering documents, presentations, reports or other documents in printed or electronic form, and any documents filed with or submitted to any governmental or regulatory agency or any securities exchange or listing entity; provided, that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Civitas.

(c)	Entire Agreement. This Agreement contains the entire agreement of the parties with regard to its subject matter, and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between the parties relating to that subject matter. This Agreement may be changed only by a writing signed by Consultant and an authorized representative of Civitas.

(d)	Assignment and Binding Effect. The Consulting Services to be provided by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder. In no event will Consultant assign or delegate responsibility for actual performance of the Consulting Services to any third party. Civitas may transfer or assign this Agreement, in whole or in part, without the prior written consent of Consultant. Any purported assignment or transfer in violation of this Section is void. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

(e)	Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving party set forth in this Agreement or at such other address as the receiving party may specify in writing under this procedure. Notices to Civitas will be marked “Attention: President”. All notices must be given (i) by personal delivery, with receipt acknowledged, (ii) by prepaid certified or registered mail, return receipt requested, or (iii) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

(f)	Governing Law. This Agreement and any disputes relating to or arising out of this Agreement will be governed by, construed, and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would require the application of the law of another jurisdiction. The parties agree to submit to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

(g)	Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.

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(h)	No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either party. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

(i)	Waivers. Any delay in enforcing a party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by Consultant and an authorized representative of the waiving party, as applicable.

(j)	Remedies. Consultant agrees that (i) Civitas may be irreparably injured by a breach of this Agreement by Consultant; (ii) money damages would not be an adequate remedy for any such breach; (iii) as a remedy for any such breach Civitas will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Consultant to post a bond; and (iv) such remedy will not be the exclusive remedy for any breach of this Agreement.

(k)	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

CIVITAS THERAPEUTICS, INC.		GLENN BATCHELDER

By:	/s/ Robert P. Roche Jr.	By:	Glenn Batchelder

Name:	Robert P. Roche Jr.

Title:	Member, Board of Directors

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BUSINESS TERMS EXHIBIT

Consulting Agreement with Glenn Batchelder

Dated January 26, 2014

1.	Consulting Services:

Consultant will provide the following Consulting Services to Civitas:

Consultant will provide up to 48 hours per month (the “Hour Commitment”) of Consulting Services (if and as reasonably requested by Civitas) on a schedule, of the scope and at a location or locations mutually agreed between Consultant and Civitas. Consultant and Civitas agree that the Hour Commitment is equal to 20% or less of the average level of monthly services that Consultant performed for Civitas in the 36 months prior to the Effective Date. In addition, Consultant will be available for a reasonable number of telephone and/or written consultations.

2.	Compensation:

Fees: Civitas will pay Consultant a consulting fee equal to $31,237.50 per month.

Expenses: Civitas will reimburse Consultant for any pre-approved expenses actually incurred by Consultant in connection with the provision of Consulting Services. Requests for reimbursement will be in a form reasonably acceptable to Civitas, will include supporting documentation and will accompany Consultant’s invoices.

Invoicing: No later than the last day of each calendar month, Consultant will invoice Civitas for the monthly consulting fee due and related expenses incurred during the preceding month. Invoices should reference this Agreement and should be submitted to Civitas to the attention of: Manager of Administration. Invoices will contain such detail as Civitas may reasonably require and will be payable in U.S. Dollars. Undisputed payments will be made by Civitas within thirty (30) days after Civitas’ receipt of Consultant’s invoice, request for reimbursement and all supporting documentation.

3.	Term:

Beginning on the Effective Date, this Agreement will be for a term equal to (a) one year assuming that Consultant served as the Chief Executive Officer of Civitas immediately prior to the termination of Consultant’s employment with Civitas or (b) one year less the period of time that Consultant was employed by Civitas in a role other than Chief Executive Officer immediately prior to the termination of Consultant’s employment with Civitas.

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